Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100

Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The balance sheets as of December 31, 2021 and September 30, 2020, and the statements of operations, stockholders’ equity and cash flows for the years then ended, of K-Chain Group, Inc. (the “financial statements”), included in Form 1-K for the fiscal year ended December 31, 2021 and September 30, 2020, have been audited by Gries & Associates, LLC, independent auditors registered with the PCAOB, as stated in our report appearing herein.

Denver, Colorado PCAOB Firm #6778

July 26, 2022

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846